Exhibit 5.1

[ORACLE LETTERHEAD]

December 19, 2016

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 19, 2016, in connection with the registration under the Securities Act of 1933, as amended, of 14,731,752 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which (i) 14,719,724 Shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of July 28, 2016 (the “NetSuite Merger Agreement”), by and among the Company, OC Acquisition LLC and Napa Acquisition Corporation, each a subsidiary of the Company, and NetSuite Inc. (“NetSuite”), and (ii) 12,028 Shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of September 2, 2016 and amended on December 9, 2016 (the “LogFire Merger Agreement”), by and among the Company, OC Acquisition LLC and Luxor Acquisition Corporation, each a subsidiary of the Company, LogFire, Inc. (“LogFire”) and the Holder Representative. The NetSuite Merger Agreement and the LogFire Merger Agreement are referred to as the “Merger Agreements.”

Pursuant to the Merger Agreements, the Company assumed outstanding equity awards of (a) NetSuite under the NetSuite Inc. 2007 Equity Incentive Plan and the NetSuite Inc. 2016 Equity Incentive Plan (together, the “NetSuite Plans”), and (b) LogFire under the LogFire, Inc. Stock Option Plan, as amended (the “LogFire Plan”). The Registration Statement also registers 15,000,000 Shares under the Oracle Corporation 401(k) Savings and Investment Plan, as amended (the “401(k) Plan”). Together the NetSuite Plans, the LogFire Plan and the 401(k) Plan are referred to as the “Plans”.

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plans, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary